Exhibit 99.1

FOR IMMEDIATE RELEASE

Monday, November 3, 2014

Codorus Valley Receives Regulatory Approval

for Acquisition of Madison

YORK, Pa. and BALTIMORE, Md. – Codorus Valley Bancorp, Inc. (Codorus Valley) (NASDAQ: CVLY) and Madison Bancorp, Inc. (Madison) today jointly announced that Codorus Valley has received all regulatory approvals necessary to consummate its merger acquisition of Madison, as well as the merger of Madison Square Federal Savings Bank with PeoplesBank, a Codorus Valley Company. The companies previously announced the receipt of the approval of Madison’s shareholders.

“This represents an important step in the transaction process,” said Larry J. Miller, Codorus Valley’s and PeoplesBank’s President and Chief Executive Officer. “The speed with which we were able to obtain regulatory approval, particularly in the current environment, is a testament to the quality of our associates and the strong track record of our respective institutions.”

Michael P. Gavin, President and Chief Executive Officer of Madison Bancorp, stated, “Our team is eagerly anticipating becoming part of Codorus Valley and PeoplesBank and looking forward to providing greater convenience and services to our new and existing clients along with the community bank atmosphere and excellent customer service they have come to know.”

It is anticipated that the transaction will be completed in the first quarter of 2015, pending the satisfaction of other closing conditions.

About Codorus Valley Bancorp, Inc.

With assets in excess of $1.2 billion, Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company, with roots dating back to 1864. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services through a network of twenty financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air, and Westminster, Maryland. More information about Codorus Valley Bancorp, Inc. can be found on the internet at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Capital Market under the symbol CVLY.

About Madison Bancorp, Inc.

With roots dating back to 1870, Madison Bancorp, Inc. and its wholly-owned subsidiary, Madison Square Federal Savings Bank, is a Baltimore, Maryland-based financial institution with $140 million in assets and four branch offices located throughout Baltimore and Harford counties in Maryland. Additional information about Madison Bancorp, Inc. may be found at www.madisonsquarefsb.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Codorus Valley Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC).

Contact:

Codorus Valley Bancorp, Inc.	Madison Bancorp, Inc.
Larry J. Miller, President and CEO	Michael P. Gavin, President, CEO, and CFO
717-747-1500	410-529-7400
lmiller@peoplesbanknet.com	mgavin@madisonsquarefsb.com

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